Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

LOVE & HEALTH LIMITED

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001 per share, and one right to receive one-tenth (1/10) of a Class A ordinary share(2)	Rule 457(a)	5,750,000	$10.00	$57,500,000	.0001476	$8487.00
	Equity	Class A ordinary shares included as part of the units	Rule 457(g)	5,750,000	-		.0001476	-(4)
	Equity	Rights included as part of the units(3)	Rule 457(g)	5,750,000	-		.0001476	-(4)
	Equity	Ordinary shares underlying the rights included as part of the units(3)	Rule 457(a)	575,000	$10.00	$5,750,000	.0001476	$848.70
	Total Offering Amounts					$63,250,000		$9,335.70
	Total Fee Offsets							$0
	Net Fee Due							$9,335.70

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)
Includes (i) units, (ii) class A ordinary shares and rights underlying such units and (iii) class A ordinary shares underlying the rights included in such units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).